Exhibit 10.4

WIRELESS DISTRIBUTION AGREEMENT

THIS LICENSE FOR WIRELESS DISTRIBUTION (“Agreement”) is entered into as of March 6, 2006 (the “Effective Date”) by and between:

“BVIG”	“Licensor”
Buena Vista Internet Group	Artificial Life, Inc.
500 South Buena Vista Street	Suite 4601, 333 Lockhart Road,
Burbank, California 91521-7697	Hong Kong

and

WHEREAS, Licensor is the owner or licensee of all right, title and interest in and to certain content and Licensor seeks to license such content to BVIG on the terms set out hereunder to allow BVIG to create and distribute wireless products and services using the content;

WHEREAS, BVIG desires to license Licensor’s content to create and distribute wireless products and services that incorporate the content;

NOW, THEREFORE, in consideration of the reciprocal promises, conditions, covenants, and undertakings set out in the Agreement, Licensor and BVIG agree as follows:

“Revenue Share”	Licensor – 50% of the Net Cumulative End User Fees and Product Placement Fees BVIG – 50% of the Net Cumulative End User Fees and Product Placement Fees
“Territory”	United States, Canada, United Kingdom
“Term”	36 months from the earlier of the Product Launch Date or July 1st, 2006.
“Licensed Content”	V-girl – your virtual girlfriend Volume I V-boy – your virtual boyfriend Volume I
“Exclusivity Fee”	$100,000

Terms not defined above have the meanings indicated in the attached Wireless Distribution Terms and Conditions, which are incorporated into this Agreement. By signing below, both Licensor and BVIG accept and agree to this Agreement, including the attached Terms and Conditions.

AGREED:	AGREED:
Artificial Life, Inc	Buena Vista Internet Group
By: _ Eberhard Schoneburg ______________	By: _Laurence J. Shapiro__________________
Signature: /s/ Eberhard Schoneburg_________	Signature: /s/ Laurence J. Shapiro ___________
Title: CEO	Title: Executive Vice President

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Wireless Distribution Terms and Conditions

1.	ADDITIONAL DEFINITIONS

1.1      “Approved Handsets” means the Handsets listed on Exhibit A hereto, as such list may be updated from time to time by mutual written agreement of Licensor and BVIG in accordance with Section 6.6.

1.2      “Carrier” means a provider of wireless telecommunications services.

1.3      “Disney Affiliate” means The Walt Disney Company (“Disney”) and any entity directly or indirectly controlling or controlled by or in common control with Disney, where “control” is defined as the ownership of at least 50% of the equity or beneficial interests of such entity or the right to vote for or appoint a majority of the board of directors or other governing body of such entity, and any other entity with respect to which Disney or any of such Disney Affiliates has management or operational control (even though Disney or such Disney Affiliate may own less than 50% of the equity of such entity).

1.4      “Handsets” means handheld wireless mobile devices that enable end users to view and browse Licensed Content.

1.5      “Intellectual Property Rights” means all intellectual property rights throughout the universe, whether existing under intellectual property, unfair competition or trade secret laws, or under statute or at common law or equity, including but not limited to: (i) copyrights, trade secrets, trademarks, trade names, patents, rights in inventions, rights in designs, rights in logos and trade dress, “moral rights,” rights in mask works, rights of personality, publicity or privacy, and any other intellectual property and proprietary rights; (ii) any application or right to apply for, preserve, protect or secure any of the rights referred to in this clause; and (iii) any and all renewals, extensions and restorations thereof, now or hereafter in force and effect.

1.6      “Licensed Content” means the Licensor product identified in the cover page of this Agreement, including any and all Materials licensed by Licensor to BVIG in connection with that product, including for the avoidance of doubt, all versions of Volume 1 of the Licensed Content created for Wireless Distribution in the Territory (for example, v1.0, v2.0, v3.0, and any other future versions of Volume 1 of the Licensed Content created for Wireless Distribution in the Territory).

1.7      “Licensor Affiliate” means any entity directly or indirectly controlling or controlled by or in common control with Licensor, where “control” is defined as the ownership of at least 50% of the equity or beneficial interests of such entity or the right to vote for or appoint a majority of the board of directors or other governing body of such entity, and any other entity with respect to which Licensor or any of such Licensor Affiliates has management or operational control (even though Licensor or such Licensor Affiliate may own less than 50% of the equity of such entity).

1.8      “Materials” means audio and audiovisual material, text, designs, graphics, musical compositions, photos, symbols, films, photographs, artwork, sound recordings, games, web pages, stories, interactive chats and conferences, and any combinations of the foregoing, and compilations of data and other materials. Without limiting the foregoing, such Materials shall include all necessary data and content described as Licensed Content on the cover page of this Agreement.

1.9      “Net Cumulative End User Fees” means the monies actually collected by BVIG from revenue directly attributable to the Wireless Distribution of the Applications or Licensed Content in the Territory (“Gross”) less (a) third party out of pocket distribution fees and commissions, for example a portion or share due and payable to a Carrier and/or other distributors; (b) sales, value added, use and similar taxes, tariffs, duties or assessments (excluding corporate income tax); (c) credit card or similar fees charged for the transactions with end users who obtain Applications; (d) solely as approved in writing by Licensor prior to their occurence, any fees, royalties and other charges payable by BVIG to third parties for services directly related to the Applications (including development, programming changes, repairs, porting, and testing), provided that BVIG shall not be required to obtain Licensor’s approval for any such services for which the fee amount is not material; (e) credits, bill reconciliations, discounts, promotions, rebates or similar transactions; and (f) relevant music collection society royalty payments payable in the Territory, whether by BVIG or a third-party distributor, with respect to the Wireless Distribution of the Applications (provided that BVIG informs Licensor that such music colleciton society royalty payments have been made). The same amounts may not be deducted from Gross more than once, whether pursuant to the above or elsewhere in the Agreement, and amounts deducted pursuant to the above may not exceed 35% of Gross.

1.10      “Product Placement Fees” means all cash revenues generated in any territory throughout the world derived by BVIG in accordance with Section 5.5 during the Term.

1.11      “Product Launch Date” means the date on which the first Application is made available by BVIG to consumers via Wireless Distribution on at least one major U.S. Carrier in the Territory.

1.12      “Territory” shall have the meaning set forth on the cover page of this Agreement, provided that the parties recognize and agree that wireless distribution

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networks and users of wireless devices are not always strictly territorially constrained. Restrictions based on Territory shall generally mean restrictions to Carriers that serve markets in such Territory or to users that reside or make purchases in such Territory, based on available information and implemented technology.

1.13      “Wireless Distribution” means distribution to wireless service providers and wireless end user customers of the Approved Handsets, including without limitation via the following: over the air provisioning via wireless networks; Carrier online or wireless mobile stores, including retail locations where wireless devices are generally sold; storefronts, portals (whether operated by BVIG, or a Carrier); on Approved Handsets; and all Carriers serving customers in the Territory.

2.            EXCLUSIVE LICENSE.    Subject to the terms of this Agreement, Licensor grants to BVIG an exclusive (including as to Licensor), non-transferable (except to a Disney Affiliate), license in the Territory and for the Term: (i) to use (or have used), with prior written consent of the Licensor, the Licensed Content in conjunction with the distribution and promotion of the entertainment products targeted for Wireless Distribution that are further described in Exhibit B hereto (“Applications”); (ii) to distribute, display and perform (or have distributed, displayed or performed) the Applications via Wireless Distribution (including a license to end-users in accordance with the next to last sentence of Section 3); and (iii) to use, distribute, display and perform (or have used, distributed, displayed or performed) the Licensed Content in connection with the advertising and promotion of the Applications and their availability via specific Wireless Distribution platforms. The license granted by the Licensor to BVIG in each Territory is made on an exclusive basis during the Term. Licensor acknowledges and agrees that BVIG may subcontract with and permit third party suppliers or developers to host and distribute the Applications, provided that BVIG remains in all respects responsible for all work performed by such subcontractors and for all duties and obligations under this Agreement to be undertaken by BVIG. Licensor shall promptly take action to enforce all of its rights against any third party that distributes or plans or attempts to distribute any content, application or product similar to Applications or Licensed Content in the Territory or otherwise makes any claim or takes or attempts to take any action that would affect the rights accorded BVIG under this Agreement, and Licensor shall promptly provide BVIG with detailed notice of any such third-party distribution, plan, claim or attempt and the enforcement steps that Licensor intends to take.

3.            TERM AND TERMINATION. This Agreement shall continue for the Term set forth above. Notwithstanding the foregoing, on the earlier of (a) the eighteen (18) month anniversary of the Product Launch Date or (b) January 1, 2008, in the event that the Revenue Share paid to Licensor pursuant to Section 4 is less than the amount equal to (i) $87,250 for either Application, Licensor may elect to deliver to BVIG a written notice stating that the license granted in Section 2 for the Application that did not reach such revenue level will be non-exclusive for the remaining months of the Term whereupon such license will become nonexclusive (“Non Exclusivity Notice”), or Licensor may elect to deliver to BVIG a written termination notice whereupon BVIG’s license granted in 2 will termin ate for the Application that did not reach such revenue level. Upon the expiration of the Term, this Agreement shall automatically renew for successive renewal terms of one (1) year each (each a “Renewal Term” and collectively with the prior Term, the “Term”) unless either party shall have given the other party prior written notice of its intent not to renew no later than ninety (90) days prior to the expiration of the Term or any Renewal Term. Either party may terminate this Agreement upon not less than ninety (90) days’ prior written notice to the other party of any specific and material breach by such other party, provided that such termination shall not be effective if the other party shall within such ninety (90)-day period have cured the material breach identified in such notice. Either party may terminate this Agreement immediately upon prior written notice to the other party in the event the other party (i) violates Section 7, or (ii) becomes insolvent (i.e. unable to pay its debts in the ordinary course as they come due). Upon termination or expiration of this Agreement, the Applications and/or Licensed Content will no longer be able to be used by BVIG for any purpose, provided that Licensor’s ownership or ability to use the underlying Licensed Content it supplied to BVIG for such Applications shall not be affected and BVIG’s ability to use any Materials created or otherwise used for the Wireless Distribution contemplated hereunder (including, but not limited to the Materials in the Applications) shall not be affected to the extent the same is not precluded by Licensor’s copyright or trademark rights. Notwithstanding the above, all technology, source code, software, templates and functionality used and/or created by BVIG or its nominated contractors (collectively, “BVIG Technology”) shall be owned (or licensed) by BVIG and BVIG will have all rights to freely use such BVIG Technology after termination of this Agreement. In the event of early termination of this Agreement, BVIG will discontinue the distribution of the Applications or Licensed Content, provided that the parties

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acknowledge that, in the event BVIG has contractually committed to a Carrier to allow Wireless Distribution of an Application, BVIG will use reasonable efforts to request that such Carrier discontinue distribution of the Application, but, failing to do so, such Wireless Distribution may continue, subject to all other terms and conditions of this Agreement (including Licensor’s payment rights), until what would have been the natural expiration date of the Agreement. Licensor acknowledges and agrees that end users’ rights to use Licensed Content on a Handset will not terminate upon termination or expiration of this Agreement. Any subscription or hosted services relating to the Applications may no longer be provided by BVIG after termination or expiration of the Agreement.

4.	PAYMENT AND REPORTS.

4.1      Revenue Share. BVIG shall pay Licensor the non-refundable Exclusivity Fee within sixty (60) days of the execution of this Agreement by both parties. BVIG may recoup the Exclusivity Fee, Hosting Fee and Insurance Payment from the Revenue Share payable to Licensor. Licensor shall receive its Revenue Share of the Net Cumulative End User Fees from all Wireless Distribution by BVIG of the Applications and its Revenue Share of all revenues generated as Product Placement Fees in the Territory (together, the “Revenue Share”) after recoupment of the Exclusivity Fee, Hosting Fee and the Insurance Payment by BVIG against Licensor’s Revenue Share. Revenue Share payments shall be due and payable within thirty (30) days after the end of each calendar quarter in which BVIG actually receives any Net Cumulative End User or Product Placement Fees. BVIG shall provide to Licensor a written statement setting forth in respect of each Territory for the applicable calendar quarter (i) the number of active subscribers for the Applications at the start and end of that quarter, (ii) Net Cumulative End User Fees received, (iii) the total amount of fees paid to BVIG as Product Placement Fees, and (iv) a calculation of the Revenue Share due to Licensor. Payments and statements issued by BVIG hereunder shall be binding unless Licensor submits to BVIG a written notice of any disputed items within ninety (90) days from the date of receipt of the applicable payment or statement, except however, this sentence shall not apply to any results from an audit conducted by Licensor pursuant to this Section 4.1. If Licensor reasonably believes that such reports or payments are materially inaccurate, it may, no more than once per calendar year during the Term of this Agreement and at its own cost, request that a nationally recognized independent CPA or accounting firm nominated by the Licensor and approved by BVIG (whose approval may not be unreasonably withheld) audit the Revenue Share calculations. Any such audit shall take place after prior written notice has been delivered to BVIG and at a mutually agreeable time and place. In the event that such audit reveals that the dollar value of a BVIG underpayment of the Revenue Share for a specific payment period exceeds 10% of the amounts actually paid by BVIG for such period, then BVIG shall reimburse the reasonable fees paid by Licensor to the auditor. Any results and information obtained during such audit shall be treated as confidential pursuant to Section 7 of this Agreement. To the extent a Carrier or other distributor is not responsible, each party shall be responsible for foreign, federal, state and local taxes, tariffs, duties or similar governmental assessments, properly assessed against it in connection with this Agreement.

4.2      Hosting and Maintenance. After the Product Launch Date, and so long as BVIG is distributing and end users are using the Applications, BVIG will pay to Licensor the following fee in addition to the Revenue Share: a maintenance and hosting fee of $2,000 per month (“Hosting Fee”) for Licensor to provide maintenance and hosting service in accordance with the terms set forth in Exhibit D. Licensor shall invoice BVIG in accordance with BVIG’s standard invoicing policies, with each invoice covering the Hosting Fee to be made for the previous quarter. In accordance with this Section 4, Licensor shall receive its Revenue Share after recoupment of the Insurance Payment, Hosting Fee and the Exclusivity Fee by BVIG.

4.3      Non Exclusivity Notice. Notwithstanding anything to the contrary herein, in the event that (a) Licensor delivers a Non Exclusivity Notice to BVIG in accordance with Section 3 and (b) BVIG terminates its distribution of the Applications as a result thereof, then BVIG shall have no further obligation to make any future Insurance Fee or Hosting Fee payments to Licensor.

5.	MARKETING/PROMOTION

5.1      General Marketing and Approvals. During the Term, BVIG shall use its commercially reasonable efforts to advertise and promote the merits, availability and content of the Applications. Licensor will not include BVIG’s trademarks or name in any marketing without BVIG’s specific, prior written approval, which may be withheld in BVIG’s sole discretion. BVIG agrees to use commercially reasonable efforts to (a) include in all marketing and publicity materials for the Applications distributed in each Territory, a reference that the Applications has been “produced by Artificial Life, Inc.” (or similar) and (b) not include Licensor’s trademarks or name in any marketing without Licensor’s specific, prior written approval, such approval not to be unreasonably withheld or delayed. Any co-branding of the

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Applications shall be subject to the mutual agreement of the parties. All costs of marketing (except for any costs independently incurred by Licensor in accordance with the first sentence of this Section 5.1) will be paid for exclusively by BVIG.

5.2      Carrier Promotions. During the Term, BVIG will use commercially reasonable efforts to work with Carriers to promote the Applications and negotiate all appropriate legal documentation, provided that BVIG will have sole discretion over how and where the Applications are promoted. Any failure of BVIG to obtain any such marketing from any Carrier will not be a breach of this Agreement or give rise to any rights or causes of action for Licensor or any other person or entity hereunder. All costs associated with promotional work with the Carriers will be solely at the expense of BVIG.

5.3      Website, Packaging and Email Marketing. Subject to BVIG’s specific, prior written approval, Licensor shall use commercially reasonable efforts to prominently advertise and promote the Applications, including without limitation, prominently and above the fold on the home page of Licensor and Application-related websites and online and wireless channels, and in Application-related publications, packaging and dispays.

5.4      Publicity; No Right to Use Disney Brands. Licensor and BVIG shall issue a mutually-agreed joint press release. Licensor shall not directly or indirectly issue or permit the issuance of any further press release or any other publicity regarding, or make any public statements concerning BVIG, or any other matters regarding this Agreement without prior coordination with and approval by BVIG which may be granted or withheld in BVIG’s sole discretion. Except and only to the extent specifically permitted under this Agreement, Licensor shall not acquire any right under this Agreement to use, and shall not use, the names “BVIG,” “Buena Vista Internet Group”, “Walt Disney Internet Group”, “Starwave”, “ABC”, “ESPN”, “Disney”, “The Walt Disney Company” or the name of any other BVIG Affiliate (either alone or in conjunction with or as a part of any other word or name) or any fanciful characters or designs of BVIG or any BVIG Affiliate in any advertising, publicity or promotion or other disclosures, or to express or imply any endorsement of Licensor’s products or services, or for any purpose whatsoever. The provisions of this section shall survive termination or expiration of this Agreement or any determination that this Agreement or any portion is void or voidable.

5.5      Product Placement. BVIG shall be responsible for acquiring (1) any third party product placements for advertising with the Application, and (2) any product placements of BVIG Materials within the Applications only as mutually agreed upon by the parties and as jointly determined by BVIG and Licensor. During the Term, BVIG shall use commercially reasonable efforts to work with third parties on product placement advertising within the Applications, provided that any failure of BVIG to consummate any such arrangements will not be a breach of this Agreement or give rise to any rights or causes of action for Licensor or any other person or entity hereunder, and any such arrangements shall be subject to Licensor’s prior written approval. Licensor will, within seven (7) calendar days of written request for approval, provide approvals or disapprovals for any such product placement arrangements. If Licensor expressly disapproves of any such product placement arrangement, it will, contemporaneously with such disapproval, supply a written statement setting forth the exact reasons for the disapproval and the corrections necessary to obtain Licensor’s approval, if any. Licensor's failure to provide any approval or disapproval hereunder within seven (7) calendar days after BVIG's request therefore will be deemed Licensor’s approval. The aesthetic design of any product placement advertising for third party content within the Applications shall be mutually agreed upon by the parties and the implementation thereof shall be the responsibility of Licensor, subject to BVIG’s approval. Any development costs incurred by Licensor for product placements will be mutually agreed upon by Licensor and BVIG prior to any agreement between BVIG and a third party for implementing any product placement. The fees charged by BVIG for any such product placement advertising shall be negotiated by BVIG in good faith, and BVIG shall keep Licensor informed of the progress of such efforts. All cash revenues derived in respect of product placement in each Territory shall constitute the Product Placement Fees which are payable to both the Licensor and BVIG.

6.	RESPONSIBILITIES AND RIGHTS

6.1      Licensed Content. Licensor will deliver the Licensed Content to BVIG in accordance with the schedule set forth on Exhibit C hereto (“Deliverables”). Without limitation of the foregoing, Licensor shall deliver to BVIG: (A) the object code for the client-side portion of the Applications and all portions thereof; (B) all graphic illustrations and other marketing tools to be used for promotional purposes; and (C) all documentation (including without limitation, technical and user documentation) and information required to enable BVIG to easily support the Applications. Deliverables shall conform to the specifications approved by BVIG in advance and/or any modifications thereto approved by BVIG in advance. Upon BVIG’s receipt of a Deliverable, BVIG

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shall provide Licensor with either: (a) written approval (i.e., acceptance) of the Deliverable; or (b) a written list of changes that must be made before BVIG shall approve such Deliverable and the date by which such changes must be received by BVIG. BVIG’s failure to provide any such approval shall not be deemed BVIG’s approval. BVIG shall have the right to approve or disapprove Deliverables in its reasonable discretion.

6.2      Development. Except as otherwise expressly set forth herein, BVIG will be responsible for all operational costs of Wireless Distribution of the Applications hereunder. In the event that Licensor provides development or operational services to BVIG hereunder by prior mutual agreement of the parties, Licensor will own any technology, models, maps, textures, scripts, software, libraries, data files, and other Intellectual Property Rights developed hereunder (“Development Work Product”). Any Development Work Product that is included in the Application will be subject to the license granted to BVIG in Section 2 (except for any content provided by BVIG, which will be owned by BVIG).

6.3      Third-Party Participations. Notwithstanding the definition of Net Cumultaive End User Fees and Product Placement Fees or any other language in this Agreement, Licensor will be solely responsible for obtaining all clearances and promptly paying the cost of any and all fees, royalties, commissions, and other payments and charges including, but not limited to those for third-party participations, for use of any and all of the Materials and underlying Intellectual Property Rights in or otherwise used in conjunction with the Applications. Such fees may include, but are not limited to, payments due for the use of any music or third-party images. This Section 6.3 will not apply to any content or materials provided by BVIG (“BVIG Materials”), and for any such BVIG Materials, BVIG is solely responsible for obtaining all clearances and promptly paying the cost of any and all fees, royalties, commissions, and other payments and charges including, but not limited to those for third-party participations, for use of any and all of the BVIG Materials and underlying Intellectual Property Rights in or otherwise used in conjunction with the Applications. Such fees may include, but are not limited to, payments due for the use of any music or third-party images.

6.4      Regulatory Obligations. Licensor acknowledges that Carriers and/or other third parties with whom BVIG may contract for the Wireless Distribution of the Applications may have regulatory, legal or other governmental requirements for Wireless Distribution over their systems/networks, or require other contractual obligations for Wireless Distribution over their systems/networks (for example, potential regulatory obligations to track and respond to certain end user complaints, privacy of end user data, etc.) (collectively “Third-Party Obligations”). So long as the Third-Party Obligations do not require material additional expense to Licensor, Licensor agrees to abide by all applicable Third-Party Obligations and to assist BVIG, as requested, so that BVIG may abide by such Third-Party Obligations provided BVIG notifies Licensor of such Third-Party Obligations in writing in sufficient time for Licensor to comply therewith. If the Third-Party Obligations for a given month require additional expense to Licensor in excess of 10% of the Revenue Share due to Licensor for such month, then the parties will mutually discuss what the Third-Party Obligations are and the best way to address them in a manner that maintains the economic balance set forth in this Agreement.

6.5      Pricing. As between the parties, pricing for the Applications will be determined by BVIG or BVIG’s distributors, at its or their discretion, it being understood that BVIG does not determine the actual retail prices that Carriers or other third parties to whom BVIG licenses Applications shall charge end users. Notwithstanding the foregoing, in the event that BVIG enters into an agreement with a Carrier which provides that the Carrier will be the exclusive distributor of the Applications in a specific region, then pricing for Applications with respect to such Carrier in such region shall be subject to Licensor’s written approval, which approval will not be unreasonably withheld or delayed.

6.6      Handsets. Licensor shall port the Applications to Approved Handsets as set forth on Exhibit A below which may be updated from time to time by mutual agreement of the partiesprovided that in the event that Licensor ports the Applications to any Handsets that are not set forth in Exhibit A (including without limitation BREW Handsets), then (a) Licensor shall promptly inform BVIG of such new Handsets, (b) Exhibit A shall be automatically updated to include such new Handsets, and (c) Licensor shall provide the ported Applications for such new Handsets (in addition to the Approved Handsets) at no additional cost to BVIG. In such instance, BVIG will submit a written request of the relevant technical requirements and proposed amendments, Licensor will provide a scope of work needed to add such new Handsets, and Licensor and BVIG will discuss in good faith a milestone delivery schedule for Licensor’s delivery of such new Handsets. Any updates to Exhibit A may be memorialized in a writing signed by both parties, or by email. Nothing hereunder grants BVIG any intellectual property rights in any resulting changes in the Licensed Content.

6.7      Hosting. Licensor shall host the Applications in accordance with the service level

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requirements set forth in Exhibit D. BVIG acknowledges and agrees that hosting of the Applications may require a separate agreement between Licensor and a Carrier (each, a “Licensor-Carrier Contract”) for the purpose of technically interconnecting and serving the Applications to a Carrier’s subscribers. Licensor shall provide to BVIG reporting and aggregate data regarding usage of any commercially released Applications as set forth in Exhibit D. Licensor will fully disclose the manner in which end user information may be collected or disclosed in the hosting of the Applications (“Licensor’s Privacy Policy”) and set forth such Licensor’s Privacy Policy on Exhibit E hereto. Licensor agrees to take steps necessary to assure that such disclosure is in accordance with Licensor’s Privacy Policy and applicable law. Such data may include information on the products or services purchased by end users of the Applications, survey and promotion responses, and demographic information. Licensor shall use any such information it collects for its internal purposes only and shall not disclose such data to third parties without BVIG’s prior consent. Prior to agreeing to a distribution agreement with a Carrier for the Application, BVIG will discuss with each such Carrier the technical specifications, billing integration, and remote hosting services specified by Licensor and provided to BVIG (collectively, “Licensor Specifications”), and Licensor shall be responsible for addressing such Licensor Specifications in each Licensor-Carrier Contract. In the event that Licensor fails to materially meet the service levels set forth in Exhibit D in breach of this Agreement, BVIG may choose to host (or have a service provider host) the Applications upon written notice to Licensor. In such case, Licensor agrees to cooperate with BVIG or its service provider in ensuring a smooth transition and to provide all necessary information, documentation, materials, technology, rights or other items needed for BVIG or its service provider to host the Applications in accordance with the service levels set forth in Exhibit D.

6.8      Additional Services. In addition to Licensor’s obligations set forth herein, Licensor shall, if mutually agreed upon by the parties in advance, provide such additional services, including without limitation customization, development and localization beyond that set forth on Exhibit C hereto (the "Additional Services") as BVIG and Licensor may approve from time to time in signed written statements of work (“Additional Statement of Work”). Any Additional Services shall be produced, completed and delivered in accordance with and in full compliance with the Additional Statement of Work. The fees for all Additional Services shall be mutually agreed by the parties and set forth in the Additional Statement of Work.

7.      CONFIDENTIALITY. The terms and existence of this Agreement and any information or documentation disclosed during the performance of this Agreement shall be treated as “Confidential Information” subject to the terms and conditions of that certain Confidential Information Nondisclosure Agreement executed by Licensor as of July 29, 2005 (the “NDA”), the terms of which are hereby extended to address the foregoing and are further ratified by the parties and incorporated herein by this reference; provided, that in the event that Licensor reasonably determines that this Agreement is a “material contract” as such term is used in applicable securities laws, the NDA shall not preclude Licensor from disclosing this Agreement in Licensor’s filings with the Securities Exchange Commission in order to comply with applicable securities laws. For the purposes of this Agreement, the term “Purpose” in the NDA shall mean for the purposes of carrying out the parties rights and obligations under this Agreement.

8.      WARRANTIES, REPRESENTATIONS, AND SPECIFIC INDEMNITIES OF THE LICENSOR. Licensor represents and warrants that (i) it has the full power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) Licensor is the sole owner of or holds all necessary rights, title and interest in, all Licensed Content and all right and authority to grant BVIG the rights granted in this Agreement; (iii) none of the Licensed Content or any of Licensor’s obligations or actions hereunder (including without limitation any advertising, promotion, communication and data storage and handling) infringes or violates or will infringe or violate any rights of any third party (including without limitation any copyright, trademark, any right of privacy or publicity, or any moral right), any law, statute, ordinance or regulation, or defames or libels any person or entity or is obscene; (iv) the rights granted herein are free and clear of any claims, demands, license or encumbrances, and there are no current disputes or claims, or, to the best of Licensor’s knowledge, pending disputes or claims relating thereto; (v) none of the Licensed Content is or will be defamatory, libelous, pornographic or obscene; (vi) none of the Licensed Content contains or will contain any viruses, bugs, spyware, time-outs, remote accessability or any programming routines that detrimentally interfere with or corrupt wireless distribution equipment, software, networks or data; (vii) Licensor has not heretofore made, and shall not hereafter enter into or accept, any engagement, commitment or agreement with any person or entity that will, does or could conflict with this Agreement, interfere

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with the full and faithful performance of Licensor of all of the covenants, terms and conditions of this Agreement to be performed by Licensor, or interfere with BVIG's full enjoyment of its rights and privileges hereunder. Licensor will defend, indemnify and hold BVIG, BVIG Affiliates, successors, licensees (including, but not limited to any Carriers and/or distributors), assigns, attorneys and accountants harmless both during and after the Term for third party claims, complaints, demands, damages, expenses, losses or costs (including, without limitation, reasonable attorney's fees and costs) (collectively “Claims”), or any sums paid to a third-party in settlement of Claims for which Licensor has received writen notification and has approved in writing (which approval may not be unreasonably withheld or delayed) arising out of or incurred as a result of any breach of its representations and warranties herein. BVIG shall promptly notify Licensor of any such Claim. Licensor shall bear full responsibility for the defense (including any settlements); provided, however, that (a) Licensor shall keep BVIG informed of the progress of such litigation or settlement; and (b) Licensor shall not have the right, without BVIG’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of BVIG or any BVIG Affiliate.

9.      WARRANTIES, REPRESENTATIONS and SPECIFIC INDEMNITIES OF BVIG. BVIG represents and warrants that it has the full power and authority to enter into this Agreement and to perform the acts required of it hereunder. BVIG will defend, indemnify and hold Licensor, Licensor Affiliates, successors, licensees (including, but not limited to any Carriers and/or other distributors), assigns, attorneys and accountants harmless both during and after the Term for Claimsor any sums paid to a third-party in settlement, arising out of or incurred as a result of any breach of its representations and warranties herein. Licensor shall promptly notify BVIG of any such Claim. BVIG shall bear full responsibility for the defense (including any settlements); provided, however, that (a) BVIG shall keep the Licensor informed of the progress of s uch litigation or settlement; and (b) BVIG shall not have the right, without Licensor’s written consent, to settle any such claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains a stipulation to or admission or acknowledgment of, any liability or wrongdoing (whether in contract, tort or otherwise) on the part of the Licensor or any Licensor Affiliate.

10.      DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, ANY AND ALL SERVICES, MATERIALS AND/OR OTHER MATTERS PROVIDED PURSUANT TO THIS AGREEMENT OR OTHERWISE BY BVIG AND LICENSOR ARE PROVIDED WITHOUT WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN ADDITION, BVIG AND LICENSOR MAKE NO WARRANTY THAT USE OF THE SERVICES, MATERIALS AND/OR OTHER MATTERS PROVIDED HEREUNDER, WILL BE UNINTERRUPTED, SECURE, OR ERROR FREE. NO ADVICE OR INFORMATION GIVEN BY BVIG, ITS AFFILIATES OR CONTRACTORS, LICENSOR OR LICENSOR AFFILIATES OR THEIR RESPECTIVE EMPLOYEES SHALL CREATE ANY WARRANTY.

11.      LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO OBLIGATIONS REGARDING CONFIDENTIALITY, INDEMNIFICATION, OR USE OF THE DISNEY BRANDS, LICENSED CONTENT OR CLAIMS ARISING FROM PERSONAL INJURY OR DEATH, NEITHER OF THE PARTIES NOR ANY OF THEIR RESPECTIVE SUCCESSORS, EMPLOYEES, DIRECTORS, OFFICERS, PARENT(S), SUBSIDIARIES, AFFILIATES, ASSIGNS, AGENTS, CONTRACTORS, ATTORNEYS AND ACCOUNTANTS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, RELIANCE, PUNITIVE OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT, REGARDLESS OF THE LEGAL THEORY UNDER WHICH SUCH LIABILITY IS ASSERTED.

12.      INSURANCE AND GENERAL INDEMNIFICATION. Licensor shall, at its sole expense, throughout the performance of its services pursuant to the Agreement and for such additional time as may be specified below, maintain: (i) Commercial General Liability Insurance to include contractual liability, products/completed operations liability, and cross-liability (which must be maintained for three years following completion of the work) with minimum limits of $1,000,000 written on an occurrence form basis and $2,000,000 aggregate; (ii) Workers’ Compensation Insurance as required by applicable law, and Employer’s Liability Insurance with minimum limits of $1,000,000; and (iii) Professional Liability Insurance with a minimum limit of $1,000,000 per claim, protecting Licensor and BVIG from errors and omissions of Licensor in connection with the

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performance of Licensor’s services during and for a period of at least three years after the completion of said services. All insurance required in this Section 12 shall be with companies and on forms acceptable to BVIG and shall provide that the coverage thereunder may not be reduced or canceled unless thirty (30) days unrestricted prior written notice thereof is furnished to BVIG. All insurance required in this Section 12 shall be primary and not contributory with regard to any other available insurance to BVIG and its Affiliates, and the officers, directors, shareholders, employees, agents and assigns of each. All insurance required in this Section 12 shall be written by companies with a BEST Guide rating of B+ VII or better. Certificates of insurance (or copies of policies, if required by BVIG) shall be furnished to BVIG. All insurance required in this Section 12 shall include BVIG and its Affiliates, and the officers, directors, shareholders, employees, agents and assigns of each as additional insureds and contain a waiver of subrogation in their favor. (The additional insured requirement applies to all coverages except Workers’ Compensation and Employer’s Liability. The waiver of subrogation applies to all coverages). BVIG’s failure to request, review or object to the terms of such certificates or insurance shall not be deemed a waiver of Licensor’s obligations or the rights of BVIG. The minimum limits of the insurance required in this Section 12 shall in no way limit or diminish Licensor’s liability under other provisions of this Agreement. Licensor shall defend (if required by BVIG and with counsel selected by BVIG), indemnify and hold BVIG and the BVIG Affiliates, and the officers, directors, shareholders, agents, employees and assigns of each, harmless from and against any and all claims, demands, suits, judgments, losses, or expenses of any nature whatsoever (including attorneys’ fees) arising directly or indirectly, in whole or in part, from or out of: any act, error, or omission of Licensor, its sub-consultants or their respective officers, directors, agents, subcontractors, invitees or employees; and/or any occupational injury or illness sustained by an employee or agent of Licensor in furtherance of Licensor’s services hereunder; and/or any failure of Licensor to perform its services hereunder in accordance with the highest generally accepted professional standards; and/or any other failure of Licensor to comply with the obligation on its part to be performed hereunder. The indemnification obligations shall not be limited by the insurance requirements and shall extend to claims occurring after the Agreement has terminated as well as while the Agreement is in force. BVIG will reimburse Licensor an amount equal to the reasonable cost of obtaining such insurance coverages (“Insurance Payment”) during the Term, provided that in no event shall BVIG’s reimbursement obligation hereunder exceed $17,000 per year and Licensor shall invoice BVIG for such Insurance Payment in accordance with BVIG’s standard invoicing policies. In accordance with Section 4, Licensor shall receive its Revenue Share after recoupment of the Insurance Payment, Hosting Fee and the Exclusivity Fee by BVIG.

13.        NOTICE. Except as otherwise provided herein, all required notices shall be in writing to the addresses set forth on the first page. Notices will be considered given either: (a) when delivered in person to the recipient designated for notices; (b) two business days after deposited in either registered or certified U.S. Mail, return receipt requested, postage prepaid; or (c) the day delivered by an overnight courier service.

14.        MISCELLANEOUS. This Agreement contains the entire understanding of the parties and cannot be changed, amended or terminated except by an instrument signed by an officer of each party. A waiver of any provision of this Agreement will not waive that provision for the future or waive any subsequent breach of it. The relationship of the parties is that of independent contractors and nothing in this Agreement shall render either party an agent of the other. Neither party will be liable for any delay or failure to perform its obligations hereunder if such delay or failure is caused by an unforeseeable event beyond the reasonable control of a party, including without limitation: act of God; fire; flood; labor strike; sabotage; fiber cut; terrorist act, material shortages or unavailability or other delay in delivery not resulting from the responsible party’s failure to timely place orders therefor; lack of or delay in transportation; government codes, ordinances, laws, rules, regulations or restrictions; war or civil disorder; or failures of suppliers of goods and services (“Force Majeure Event”). If any Force Majeure Event lasts more than thirty (30) days, either party may immediately terminate this Agreement. Neither this Agreement nor the rights granted from Licensor hereunder may be assigned by Licensor. The provisions of Sections 5.4, 7, 8, 9, 10, 11, 12, 13 and 14 shall survive the expiration or termination of this Agreement. The headings, subheadings, and other captions in this Agreement are for convenience and reference only and will not be used in interpreting, construing, or enforcing any of the terms of this Agreement. Each party acknowledges that it has had the opportunity to review this Agreement with legal counsel of its choice, and there will be no presumption that ambiguities will be construed or interpreted against the drafter. No course of dealing or usage of trade may be invoked to modify the terms and conditions of this Agreement. This Agreement shall only be construed in accordance with the substantive and procedural laws of the State of New York

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applicable to agreements entered into and wholly to be performed therein and the federal laws of the United States. The New York courts shall have exclusive jurisdiction over this Agreement, and the parties hereto hereby grant sole and exclusive jurisdiction to such court(s) and to any appellate courts having jurisdiction over appeals from such court(s). The provisions of the United Nations Convention on the International Sale of Goods are excluded and shall not apply to this Agreement or any transactions hereunder.

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EXHIBIT A

APPROVED HANDSETS

Full Streaming Version

Motorola

i860, i930 , E1000, C975, V975

Nokia

8801, N80, NGage

Sanyo

MM7400, MM8300

SonyEricsson

Z800, K600, K608, W600, W900

LG

U880

Image Sequence + Voice

Motorola

i265, i760, i830, C650, E1, E790, A630, V325, A840, V3C, V180, V220, V360, V551, V635

Nokia

3155i, 6061, 6236i, 6255i, 6256i, 6282, 7610 , N70

3220, 3300, 3600, 3650, 6030, 6101, 6102, 6230, 6620, 6682, 6822

Sanyo

MM5600

SonyEricsson

Z500, Z500a, Z520, Z520a, J300, S710, S710a

Image Sequence

LG

MM535, LG L1100, LG 1150, LG F9100, LG C1300, LG A7110, LG C2000, LG CE500, LG CU320

C1500, VX8000, VX8100, VX9800

Motorola

V260, V262, V265, V276, T730, T731, V810

C370, i733, i736, i833, i836, i850, V186, V188, V330, V557, V710

Nokia

6015i, 6016, 6019i, 6305

Samsung

SCH-A650, SCH-A795, SCH-E335

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SCH-A890, SCH-A950, MM-A700, SCH-A790, SPH-A790, SPH-A800, SPH-A920, SPH-A940, SCH-A950, SGH-C225, SGH-D307, SGH-D357, SGH-D415, SGH-E105, SGH-E315, SGH-E316, SGH-E317, SGH-E635, SGH-E715, SGH-P207, SGH-X105, SGH-X426, SGH-X427, SGH-X495, SGH-X497, ZX10

SonyEricsson

S710A

Audiovox

CDM8940

Note: the above list is based on the handset manufacturer’s specifications. To the best of Licensor’s knowledge, the actual implementation of the Applications on certain devices listed herein shall match the manufacturer’s current specifications However, in the event that such devices do not match such specifications, Licensor will use commercially reasonable efforts to resolve issues that may occur.

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EXHIBIT B

DESCRIPTION OF APPLICATIONS

“V-Girl™ – your virtual girlfriend” and “V-Boy™ – your virtual boyfriend” are 3G mobile entertainment products which combine interactive game components, evolving stories with virtual actors and characters, interactive mobile movies and an artificial intelligence based dating and caring game with multiplayer functions. The Applications contain many hundred interactive 3D video streams. Each Application contains multiple in-game games and tests for end users. The Applications also provide for a wide variety of partially interactive product placement options for corporate advertisers.

The purpose of each product for the user is to establish a “virtual relationship” with several virtual characters incorporated in the Applications and finally win the “heart” of one of the characters.

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EXHIBIT C

DELIVERY SCHEDULE

Deliverable	Due Date

Developer delivers working versions of the V-boyfriend and V-girlfriend Applications, as well as marketing materials and other related items set forth in Section 6.1 of the Agreement, in order that BVIG may evaluate the Applications and request changes and localizations thereto

Two weeks after execution of the Agreement by the parties.
Developer implements changes and localization features as directed by BVIG	Six months after mutual agreement of the specification for any changes or localizations of the Applications.
Pursuant to Section 6.6 of the Agreement, Developer delivers all ports for the Approved Handsets	Six months after mutual agreement of the specification for any changes or localizations of the Applications.

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EXHIBIT D

HOSTING

Connectivity:

The Licensor platform will be able to, among other things:

•	Input a new registration for users registering to use the Application.
•	Understand when a mobile user has already registered.

Hosting:

The Applications will be hosted on Licensor’s servers.

Serving:

Network calls from users will be served through Licensor’s gateway established with by Licensor with the Carriers.

Reporting:

Licensor will provide BVIG with reports tracking usage for each Application on a monthly basis, including data as follows:

o	By day
o	Visit frequency
o	Duration in minutes (in buckets: 0-1, 2-5, 6-10, 11-30, 31-60, 61-120)
o	By Carrier
o	By Handset (as available)
o	Customer ID (any unique number which identifies the customer to enable the tracking of repeat users) (as available)
o	Cost or customer plan/account ID (any identifier traceable back to what a customer paid for the asset) (as available)

Notwithstanding the foregoing, Licensor will host the Applications in accordance with any applicable service level requirements agreed between Carrier and Licensor.

Service Levels:

Licensor shall not subcontract any portion of its hosting services hereunder without BVIG’s express prior written consent except the usage of data centers for hosting the applications in the Territory (provided that Licensor provides the name(s) of any such data center operators to BVIG and remains in all respects responsible for all work performed by such subcontractors and for all duties and obligations under this Agreement to be undertaken by Licensor.) Licensor will ensure that the performance and availability of each of the Applications which are dependent upon Licensor or Licensor’s servers or services to function properly are monitored on a continuous, 24 hours a day, seven (7) days a week basis. This monitoring shall encompass the performance and availability of the underlying network within Licensor’s span of control, any and all servers used to provide and support the Applications, disk space utilization and Internet connectivity. Further, Licensor will ensure that each of the Applications is available for end users to download from Carrier catalogs (as applicable), as well as for use by end users after download, on average 99.9% of the time during each calendar month. This excludes mutually agreeable scheduled maintenance periods.

Licensor will ensure that each transaction related to each of the Applications will be completed within two (2) seconds or less, on average, excluding network transfer time. This metric shall be attained at least 99.0% of the time on a weekly basis. The network between Licensor’s hardware and software, on the one hand, and the Internet, on the other hand, will be configured such that no single component failure has a major impact on the availability or performance of the Applications.

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Licensor shall be responsible for reporting to BVIG on a quarterly basis Licensor’s actual performance against each of the service levels set forth above. The parties shall mutually agree on the precise content, format and method for delivering these reports.

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EXHIBIT E

LICENSOR’S PRIVACY POLICY

General Statement

Artificial Life, Inc. is committed to protecting private information learned about the customers of its products and services and visitors to its site. The policy set forth below covers our Web site only. It does not cover other sites to which we may maintain links.

Information About Visitors to Our Site; Use of Data

Our Web site collects information automatically about visitors. This primarily includes data regarding usage of the Web site itself. For example, we use “cookie technology” to store data about how and when and how often particular pages are visited. We may also collect data regarding the use of any links to other sites which we may make available.

Data Supplied by Customers and Visitors

Sometimes you will be asked to supply information about yourself when you sign up to use a service, or when you order a product. For example, in order to provide a service or product we will need such information as name, Internet address or screen name, billing address, type of computer and credit card number. We may also use that information for communications to you about additional products and services or for inquiries about products and services of ours you are using. You can choose not to receive such communications by indicating this on the registration screen when you register for the product or service. WE DO NOT USE OR DISCLOSE INFORMATION ABOUT YOUR INDIVIDUAL VISITS TO ARTIFICIAL-LIFE.COM OR INFORMATION THAT YOU MAY GIVE US, SUCH AS YOUR NAME, ADDRESS, EMAIL ADDRESS, TELEPHONE NUMBER OR CREDIT CARD, TO ANY THIRD PARTIES, EXCEPT TO IMPLEMENT TRANSACTIONS INITIATED BY YOU WHICH REQUIRE GIVING ANY SUCH INFORMATION TO SUCH THIRD PARTY.

Protection of Information about Children and Minors

We do not expect children or minors to be visiting our site or using our products or services, except in connection with our special ALife Educational Programs. However, we are committed to protect the safety and privacy of children or minors who might visit our site. If we discover that a child or minor is visiting the site or using a product or service we will not collect information without a parental consent.

Future Privacy Policy Changes

If our privacy policy changes, we will conspicuously post those changes here so that you will always know what information we are collecting, the possible uses of any information collected and whether and how it will be licensed or disclosed to third parties, if at all. Please check this Privacy Policy each time you visit the site to see whether our Privacy Policy has changed since your last visit.

(This policy was last changed on 05/26/04)

Disclaimer

Content

Artificial Life Inc, reserves the right to accept no responsibility for the content, accuracy, comprehensiveness or quality of the information provided on this site or any mobile device on which said content may be displayed with or without our express permission.

Liability claims regarding damage caused by the use of any information provided, including any kind of text information and or images which is incomplete or incorrect, will therefore be rejected.

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All referred offers are non-binding and without obligation. Parts or all of the content herein including all offers and or information might be altered in part or completely deleted by Artificial Life Inc, without prior notification or public announcement.

Referrals and Links

Artificial Life Inc is not responsible for any contents linked or referred by or to other providers from web pages. If any damage occurs by the use of information presented therein, only the author of the respective pages might be liable, not the one who has linked to these pages.

Copyright

Artificial Life Inc has no intention to use any copyrighted material for publication. The copyright for any material created by the Artificial Life Inc is reserved. Any duplication or use of objects such as diagrams, text, sounds, images or any other electronic web pages and or mobile devices created or referred to by Artificial Life is not permitted without Artificial Life Inc.’s express written permission.

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